[Letterhead of Virchow, Krause & Company, LLP]




 Consent of Virchow, Krause & Company, LLP, Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-11) and related Prospectus of Chart House Suites Vacation Ownership Inc. for the registration of 150 of its Charthouse Suites Vacation Investment and Ownership Interests and to the incorporation by reference therein of our report dated January 20, 1997, with respect to the statements of operating revenues and certain expenses of Chart House Suites included in its Proxy Statement, Appendix F-1 for the years ended November 30, 1996, 1995 and 1994 filed with the Securities and Exchange Commission.




Waukesha, Wisconsin
January 27, 1997